Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the inclusion of our report dated March 30, 2010 relating to the consolidated financial statements of Environmental Power Corporation as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007, which report contains an explanatory paragraph relating to the substantial doubt with respect to the Company’s ability to continue as a going concern and a paragraph discussing the change in accounting principal related to the treatment of certain warrants, in this Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ Caturano and Company, P.C.

Boston, Massachusetts

March 30, 2010